Exhibit 10.1

To:	Rachel Darrow, Accountant
From:	Brian Haugli, CEO
Date:	April 28, 2023
Subject:	Compensation Changes for Ryan Polk

Effective with the April 30, 2023 payroll, Ryan Polk’s annual base compensation is being increased from $150,000 to $175,000. This increase is retroactive to October 1, 2022 and a catch-up amount should be included in the April 30 payroll to reflect the retroactive application of this increase.

Second, Ryan’s annual equity incentive compensation bonus is being increased from $50,000 to $150,000 effective with his next grant date, June 1, 2023. We will convert the bonus into a quantity of RSU’s using the per share rate specified in our 2023 Equity Incentive Program Policy approved by our Board of Directors in December, 2022.

These two increases correspond to Ryan’s greater participation in the leadership activities and day-to-day tasks necessary to support our growth; however, Ryan will remain a fractional CFO. I discussed this matter with the Compensation Committee of our Board of Directors, incorporated their feedback into my discussions with Ryan, and received their approval for the above changes.